Exhibit 99.1

Copano Energy, L.L.C.	News Release

	Contacts:	Carl A. Luna, SVP & CFO
Copano Energy, L.L.C.
FOR IMMEDIATE RELEASE		713-621-9547

Jack Lascar / jlascar@drg-l.com
Anne Pearson / apearson@drg-l.com
DRG&L / 713-529-6600
COPANO ENERGY ANNOUNCES SUCCESSFUL RESULTS FOR
TENDER OFFER AND CONSENT SOLICITATION FOR
8.125% SENIOR NOTES DUE 2016
HOUSTON, April 5, 2011 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today that it had received, as of 5:00 p.m., New York City time, on April 4, 2011 (the “Consent Expiration”), tenders and consents from holders of approximately 83% in aggregate principal amount of its outstanding 8.125% Senior Notes due 2016 (CUSIP No. 217203 AB4) (the “2016 Notes”) in connection with its previously announced tender offer and consent solicitation for such notes (the “Tender Offer”), which commenced on March 22, 2011 and is described in the Offer to Purchase and Consent Solicitation Statement dated March 22, 2011 (the “Offer to Purchase”).
Copano intends to execute later today a supplemental indenture (the “Supplemental Indenture”) with respect to the indenture governing the 2016 Notes that will eliminate most of the covenants and certain events of default applicable to the 2016 Notes. The Supplemental Indenture will not become operative until a majority in aggregate principal amount of the 2016 Notes has been purchased by Copano pursuant to the terms of the Offer to Purchase, which is expected to occur today.
Copano’s obligation to accept for purchase, and to pay for, any 2016 Notes pursuant to the Tender Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including the closing today of Copano’s previously announced public offering of $360 million of 7.125% Senior Notes due 2021 (the “Notes Offering”). Subject to the satisfaction or waiver of these conditions, later today, all holders who validly tendered (and did not validly withdraw) their 2016 Notes prior to the Consent Expiration will receive total consideration equal to

$1,044.00 per $1,000 principal amount of the 2016 Notes accepted for purchase, which includes a consent payment of $3.375 per $1,000 principal amount of the 2016 Notes accepted for purchase, plus accrued and unpaid interest on such notes to the payment date.
Holders who tender their 2016 Notes after the Consent Expiration and prior to the expiration of the Tender Offer will be entitled to receive consideration equal to $1,040.625 per $1,000 principal amount of the 2016 Notes accepted for purchase, plus any accrued and unpaid interest on such notes to the payment date. Holders of 2016 Notes tendered after the Consent Expiration will not receive a consent payment. The Tender Offer will expire at 11:59 p.m., New York City time, on April 18, 2011, unless extended by Copano in its sole discretion.
Any 2016 Notes not tendered and purchased pursuant to the Tender Offer will remain outstanding, and the holders will be subject to the terms of the Supplemental Indenture even though they did not consent to the amendments.
Copano has engaged J.P. Morgan Securities LLC as the dealer manager for the Tender Offer. Persons with questions regarding the Tender Offer are directed to J.P. Morgan toll-free at (800) 245-8812.
The complete terms and conditions of the Tender Offer are described in the Offer to Purchase. Requests for documents should be directed to D.F. King & Co., Inc., the Depositary and Information Agent for the Tender Offer, at (800) 967-4604 or (212) 269-5550 (banks and brokers).
This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the 2016 Notes. The Tender Offer is being made solely by the Offer to Purchase. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Copano Energy, L.L.C.
Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana. Its assets include approximately 6,400 miles of active natural gas gathering and transmission pipelines, 250 miles of NGL pipelines and eight natural gas processing plants, with more than one billion cubic feet per day of combined processing capacity and 22,000 barrels per day of fractionation capacity.
Cautionary Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements.” Statements that address activities or events that Copano believes will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about our expectations relating to consummating the Tender Offer and the related consent solicitation, entering the Supplemental Indenture and the closing of the Notes Offering. These statements are based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors management believes are reasonable. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the following risks and uncertainties, many of which are beyond Copano’s control: Copano’s ability to satisfy the financing condition relating to the Tender Offer, which requires Copano to complete the Notes Offering; the volatility of prices and market demand for natural gas and natural gas liquids; Copano’s ability to continue to obtain new sources of natural gas supply and retain its key customers; the impact on volumes and resulting cash flow of technological, economic and other uncertainties inherent in estimating future production and producers’ ability to drill and successfully complete and attach new natural gas supplies and the availability of downstream transportation systems and other facilities for natural gas and NGLs; higher construction costs or project delays due to inflation, limited availability of required resources, or the effects of environmental, legal or other uncertainties; general economic conditions; the effects of government regulations and policies; and other financial, operational and legal risks and uncertainties detailed from time to time in Copano’s filings with the Securities and Exchange Commission.

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